EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration  Statement on Form S-8 of our reports relating to the financial statements of Compuware Corporation and the effectiveness of Compuware Corporation’s internal control over financial reporting dated May 27, 2011, appearing in the Annual Report on Form 10-K of Compuware Corporation for the year ended March 31, 2011.

/s/ Deloitte & Touche LLP

September 22, 2011